Exhibit 4.1

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

BECTON, DICKINSON AND COMPANY

4.298% Notes due August 22, 2032

CUSIP No. 075887 CP2

No.	$

BECTON, DICKINSON AND COMPANY, a New Jersey corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $            on August 22, 2032 and to pay interest, on February 22 and August 22 of each year, commencing February 22, 2023, on said principal sum at the rate of 4.298% per annum, from August 22, 2022 or from the most recent interest payment date to which interest has been paid or provided for, as the case may be, until payment of said principal sum has been made or duly provided for; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to the address of the person entitled thereto as such address shall appear on the register of Notes or (ii) by transfer in immediately available funds to an account maintained by the person entitled thereto as specified in the register of Notes. The interest so payable on any February 22 or August 22 shall, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the February 7 or August 7 immediately preceding the applicable interest payment date.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually, by facsimile or electronically signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS HEREOF, Becton, Dickinson and Company has caused this Note to be executed in its name and on its behalf by its duly authorized officers, and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:

BECTON, DICKINSON AND COMPANY

By:
Name:	Christopher DelOrefice
Title:	Executive Vice President and Chief Financial Officer

(CORPORATE SEAL)

Attest:

By:
Name:	Gary DeFazio
Title:	Senior Vice President, Corporate Secretary and Associate General Counsel

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION

This Note is one of the Securities of the series referred to herein issued pursuant to the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.;

as Trustee

By:
Authorized Officer

[Reverse of Security]

BECTON, DICKINSON AND COMPANY

4.298% Notes due August 22, 2032

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company (herein called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of March 1, 1997 (as amended or supplemented, herein called the “Indenture”), duly executed and delivered by the Company and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee (herein called the “Trustee”), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 4.298% Notes due August 22, 2032 (the “Notes”) limited in aggregate principal amount to $500,000,000 (except as in the Indenture provided). The Company may, from time to time, without the consent of the existing holders of the Notes, issue additional notes under the Indenture having the same terms as the Notes in all respects, except for issue date, issue price and the initial interest payment date. Any such additional notes shall be consolidated with and form a single series with the Notes. Terms defined in the Indenture have the same definitions herein unless otherwise specified.

In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof and interest hereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of any series at any time by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of such series, each affected series voting separately. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the outstanding Securities of any series, on behalf of the holders of all the Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

Subject to the terms of the Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes or (ii) to be released from its obligations with respect to certain covenants applicable to the Notes, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein.

The Company may, at its option, redeem the Notes, in whole or in part, at any time and from time to time, prior to May 22, 2032 (three months prior to the maturity date (the “Par Call Date”)) at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed and (2) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date. At any time on or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. For the purposes hereof:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption described above will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. The notice of redemption will state any conditions applicable to a redemption and the amount of the Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata or by lot, or otherwise in accordance with applicable procedures of the relevant depositary. No Notes of a principal amount of $1,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC, Clearstream Banking S.A. or Euroclear Bank SA/NV (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption. On and after the redemption date, the Notes or any portion of the Notes called for redemption will stop accruing interest. On or before any redemption date, the Company will deposit with the paying agent or the Trustee money sufficient to pay the accrued interest on the Notes to be redeemed and their redemption price. If less than all of the Notes are redeemed, such Notes shall be redeemed in accordance with the procedures of DTC. The Trustee shall not be responsible for determining the redemption price.

If a Change of Control Triggering Event occurs, unless the Notes have been earlier redeemed, the Company shall be required to make an offer (a “Change of Control Offer”) to each holder of outstanding Notes to repurchase all or any portion (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. For purposes hereof:

“Change of Control” means the occurrence of any one of the following:

(i)          the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (including any “person” (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”))) other than to the Company or one of its subsidiaries;

(ii)          the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act)), other than the Company or one of its subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchange or changed, measured by voting power rather than number of shares; or

(iii)          the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if: (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the Notes are rated below Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade and the downgrade would result in a Change of Control Triggering Event). Unless at least two Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes shall be deemed to be rated below Investment Grade by the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating). In no event shall the Trustee be charged with the responsibility of monitoring the Company’s ratings.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint a replacement for that Rating Agency.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, in accordance with DTC procedures or otherwise, a notice to each holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, it shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

If holders of Notes elect to have Notes purchased pursuant to a Change of Control Offer, they must surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note completed, to the Trustee at the address specified in the notice, or transfer their Notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Trustee, prior to the close of business on the third Business Day prior to the Change of Control Payment Date. On or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Change of Control Payment Date, the Company shall, to the extent lawful, deposit with the paying agent or the Trustee an amount equal to the Change of Control Payment in respect of all the Notes or portions of the Notes properly tendered.

On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee or a paying agent the required payment for all properly tendered Notes or portions of Notes not validly withdrawn, and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased. The paying agent or the Trustee, as applicable, shall promptly deliver to each holder of the Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder of the Notes a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a minimum principal amount equal to $1,000 and integral multiples of $1,000 in excess thereof.

The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and that third party purchases all Notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making such an offer in lieu of the Company as set forth above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party shall have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer as set forth above, to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the Second Change of Control Payment Date.

To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions herein by virtue of such conflicts.

Upon the presentment for registration of transfer of this Note at the office or agency of the Company designated for such purpose pursuant to the Indenture, a new Note or Notes of authorized denominations for an equal aggregate principal amount shall be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee or any Note registrar, co-registrar, paying agent or authenticating agent, may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or an account hereof, and for all other purposes, and the Company, the Trustee and any Note registrar, co-registrar, paying agent and authenticating agent shall not be affected by any notice to the contrary.

The Trustee agrees to accept and act upon instructions or directions given pursuant to the Indenture and sent using e-mail, facsimile transmission, secure electronic transmission or other similar electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s reasonable understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s good faith reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to a Change of Control Offer, check the appropriate box below:

[  ] Change of Control Offer

If you want to elect to have only part of this Note purchased by the Company pursuant to a Change of Control Offer, state the amount you elect to have purchased:

$__________ (equal to $1,000 or an integral multiple of $1,000 in excess thereof)

Date: ____________	Your Signature: _________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: ____________

Signature Guarantee*: ___________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).